FOR IMMEDIATE RELEASE

         Shore Financial Corporation Completes Salisbury Branch Acquisition


         Shore Financial Corporation announced today that its banking subsidiary, Shore Bank, has completed the acquisition of the Salisbury, Maryland branch of Susquehanna Bank. The total deposits acquired were $17.4 million representing more than 1,200 accounts. Effective today, December 16, 2002, all acquired accounts will be serviced from the seven branches of Shore Bank serving the Eastern Shore of Maryland and Virginia. With the completion of the transaction Shore Bank has doubled its deposit share in the Salisbury market. The Susquehanna branch closed Friday December 13, 2002.

         Shore Financial Corporation is the only publicly traded company with headquarters on the Eastern Shore of Virginia. Its stock is traded on the NASDAQ National Stock Market under the symbol SHBK.

         Its banking subsidiary, Shore Bank, serves the Eastern Shore of Maryland and Virginia through seven full service banking facilities, six ATMs, on-line services and twenty-four hour telephone banking. Through banking subsidiaries and affiliated companies, the bank provides title insurance, trust services, and nondeposit investment products.